Exhibit 14

SELECT PRICING SYSTEM

AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3 UNDER THE

INVESTMENT COMPANY ACT

The mutual funds participating in the Select Pricing System, each listed on Schedule A attached hereto (individually a “Fund” and, collectively, the “Funds”), may offer Investor A, Investor A1, Investor C, Investor P, Institutional, Service, Class K and Class R shares as follows:

Account Maintenance/Service and Distribution Fees

Investor A, Investor A1, Investor C, Investor P, Service and Class R shares bear the expenses of the ongoing account maintenance/service fees applicable to the particular Class. Investor C and Class R shares bear the expenses of the ongoing distribution fees applicable to the particular Class. Specific shareholders within a Class may be subject to initial or contingent deferred sales charges. The ongoing account maintenance/service fees, the ongoing distribution fees and the initial or contingent deferred sales charges applicable to a particular Class are as set forth in each Fund’s current prospectus and statement of additional information (together, the “prospectus”).

Transfer Agency Expenses

Each Class shall bear any incremental transfer agency cost applicable to the particular Class.

Voting Rights

Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance/service fees or ongoing distribution fees, as may be applicable, except that Investor C shareholders may vote on certain changes to the ongoing fees paid by Investor A shares. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

Dividends

Dividends paid on each Class will be calculated in the same manner at the same time and will differ only to the extent that any account maintenance/service fee, any distribution fee and any incremental transfer agency cost relates to a particular Class.

Conversion Features

Holders of Investor C shares will have such conversion features to Investor A shares as set forth in each Fund’s current prospectus.

Amended February 25, 2020

SCHEDULE A TO

SELECT PRICING SYSTEM

AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3 UNDER THE

INVESTMENT COMPANY ACT

BlackRock Advantage Global Fund, Inc.

BlackRock Advantage U.S. Total Market Fund, Inc.

BlackRock Asian Dragon Fund, Inc.

BlackRock Balanced Capital Fund, Inc.

BlackRock Basic Value Fund, Inc.

BlackRock Bond Fund, Inc.

BlackRock Total Return Fund

BlackRock California Municipal Series Trust

BlackRock California Municipal Opportunities Fund

BlackRock Capital Appreciation Fund, Inc.

BlackRock Emerging Markets Fund, Inc.

BlackRock Equity Dividend Fund

BlackRock EuroFund

BlackRock Financial Institutions Series Trust

BlackRock Summit Cash Reserves Fund

BlackRock Global Allocation Fund, Inc.

BlackRock Index Funds, Inc.

iShares MSCI EAFE International Index Fund

iShares Russell 2000 Small-Cap Index Fund

BlackRock Large Cap Focus Growth Fund, Inc.

BlackRock Large Cap Series Funds, Inc.

BlackRock Advantage Large Cap Core Fund

BlackRock Advantage Large Cap Value Fund

BlackRock Event Driven Equity Fund

BlackRock Latin America Fund, Inc.

BlackRock Long-Horizon Equity Fund

BlackRock Mid Cap Dividend Series, Inc.

BlackRock Mid Cap Dividend Fund

BlackRock Multi-State Municipal Series Trust

BlackRock New Jersey Municipal Bond Fund

BlackRock New York Municipal Opportunities Fund

BlackRock Pennsylvania Municipal Bond Fund

BlackRock Municipal Bond Fund, Inc.

BlackRock High Yield Municipal Fund

BlackRock National Municipal Fund

BlackRock Short-Term Municipal Fund

BlackRock Municipal Series Trust

BlackRock Strategic Municipal Opportunities Fund

BlackRock Natural Resources Trust

BlackRock Series, Inc.

BlackRock International Fund

BlackRock Strategic Global Bond Fund, Inc.

Managed Account Series

BlackRock GA Disciplined Volatility Equity Fund

BlackRock GA Dynamic Equity Fund

Managed Account Series II

BlackRock U.S. Mortgage Portfolio